Exhibit 99.2

For investor inquiries, contact: Ben Daitch Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 INFO@canopetro.com

Cano Petroleum Prices Offering of Common Stock

FORT WORTH—June 26, 2008—Cano Petroleum, Inc. (AMEX: CFW) announced today that it has priced its public offering of 7,000,000 shares of its common stock.  The offering will result in net proceeds to the company of approximately $54,000,000.  Canaccord Adams, Inc. and Canaccord Capital Corporation served as the underwriters.  Cano Petroleum has granted the underwriters a 30 day option to purchase up to an additional 1,050,000 shares to cover any over-allotments.  The final terms of the offering will be disclosed in the definitive prospectus supplement to be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any country or state in which such offer, solicitation, or sales of these securities would be unlawful prior to registration or qualification under the securities laws of any such country or state.

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, whether the above-mentioned transaction closes,  the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.   ###